Exhibit (d)(82)

December 8, 2017

Charles Jones
Head of Compliance, EMEA
Henderson Investment Management Limited 201 Bishopsgate
London EC2M 3AE

Re:   Sub-Advisory Agreement dated June 5, 2017 between Janus Capital Management LLC (“Janus”) and Henderson Investment Management Limited (“HIML”) (the “Sub-Advisory Agreement”) on behalf of Janus Henderson Dividend & Income Builder Fund, a series of Janus Investment Fund

Dear Mr. Jones,

Pursuant to Paragraph 9 of the Sub-Advisory Agreement, the Sub-Advisory Agreement may be terminated by Janus upon sixty (60) days’ written notice to HIML. Janus and HIML hereby agree to waive the sixty day notice period, and terminate the Sub-Advisory Agreement effective 11:59 p.m. on December 31, 2017 (the “Effective Time”).

Please acknowledge your acceptance of this termination, including the waiver of the notice period, by signing in the appropriate place below.

Yours sincerely,

/s/ Jesper Nergaard

Jesper Nergaard for and on behalf of
Janus Capital Management LLC

Acknowledged and agreed,

/s/ Charles Jones

Charles Jones for and on behalf of Henderson Investment Management Limited

151 Detroit Street, Denver, CO 80206 T (303) 336 4000 janushenderson.com Janus Capital Management LLC serves as an investment adviser.